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                                                                      Exhibit 99


                          U.S. Xpress Enterprises, Inc.
                                4080 Jenkins Road
                          Chattanooga, Tennessee 37421

                                 March 29, 2002

SECURITIES AND EXCHANGE COMMISSION
450 5/th/ Street, NW
Washington DC  20549

Dear Sirs:

Re:      U.S. Xpress Enterprises, Inc.
         Form 10-K for the year ended December 31, 2001
         Filed March 29, 2002

This letter is written in accordance with your Temporary Final Rule and Final
Rule: Requirements for Arthur Andersen LLP Auditing Clients Release Nos. 33-8070, 34-45590; 35-27503; 39-2395; IA-2018; IC-25464; FR-62; File No.
S7-03-02.

Our Annual Report on Form 10-K for the year ended December 31, 2001 was filed with the Securities and Exchange Commission on March 29, 2002 and included the accountant's reports of Arthur Andersen LLP ("Andersen") on our consolidated financial statements. In accordance with Temporary Note 3T to Article 3 of Regulation S-X (as announced in the Andersen Release), please be advised that Andersen has represented to us in writing the audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice, that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on audits, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.

Very truly yours,

U.S. XPRESS ENTERPRISES, INC.



By: /s/ Ray M. Harlin
    ----------------------------
        Chief Financial Officer